EXHIBIT 99.1

HealthWarehouse.com Reports 203% Prescription Growth in the Third Quarter 2010 Compared to 2009

Gross Margins Increase From 34.6% to 41.6% Year Over Year

CINCINNATI, November 16th, 2010 -- HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) a leading VIPPS accredited retail mail-order pharmacy, today announced its financial results for the third quarter ended September 30th, 2010.

In the third quarter of 2010, the Company’s quarterly net sales increased $208,866 to $1,215,476, up from $1,006,610, compared to the same period in 2009, driven by growth in its prescription business.  Prescriptions filled increased 12,215 to 18,218, up from 6,003, compared to the same period in 2009.  Gross margins increased from 34.6% to 41.6% year-over-year.

Selling, general and administrative expenses (“SG&A”) increased by $339,999 for the three months ended September 30th, 2010 compared to the same period in 2009.  Net loss for the three months ended September 30th, 2010 increased to $955,869, as compared with a net loss of $619,114 for the same period in 2009.The increase in SG&A expenses and net loss was due primarily to the expansion of resources to handle growth in prescription sales.

“We continue to see rising insurance co-pays and high unemployment,” said Lalit Dhadphale, President and CEO of HealthWarehouse.com. “We believe these trends are driving Americans to look for an affordable solution online.  We remain committed to providing a convenient, legal, cost-effective way for Americans to purchase their medications without having to sacrifice their health.”

As was previously reported in the Company's Form 8K filed on November 12, 2010, the Company completed a private placement of $3.3 million in preferred stock and $1 million in convertible debt.

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) is a trusted VIPPS accredited retail mail-order pharmacy based in Cincinnati, Ohio.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 & 2010 winner of the BizRate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 49 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com